EXHIBIT 10.2

 CWS Marketing & Finance Group, Inc
 Team Affiliated Partner (“TAP”) Agreement

Southridge Investment Group LLC (Teaming Partner)
6/1/2010

CWS Marketing & Finance Group, Inc.
http://www.cwsmf.com
3525 Del Mar Heights Rd #316
San Diego, CA 92130

Contact:
Craig Samuels
Phone:  877-829-7631
Email:  info@cwsmf.com

This information is confidential and proprietary.  Unauthorized use or duplication
Is strictly prohibited.  © 2010 CWS marketing & finace group, Inc.  All Rights Reserved.

Agreement Details

Partner Name:	Southridge Investment Group, LLC
Address:	90 Grove Street, Ridgefield, CT 06824
Phone:	203-431-8300
Website:	www.southridgellc.com

This Team Affiliated Partner Agreement (“Agreement”) is entered into as of the date signed by both parties referenced hereafter.      CWS Marketing & Finance Group Inc, a Delaware Corporation, having its principal offices at 3525 Del Mar Heights Rd #316, San Diego, CA 92130 (hereinafter referred to as “CWSMF") and Southridge Investment Group, Inc, a Delaware Limited Liability Company, having an office address at 90 Grove Street, Ridgefiled, CT  06877 (hereinafter referred to as "Teaming Partner").

WHEREAS, the parties hereto have determined that they would benefit from a teaming arrangement between their respective business offerings in connection with the preparation and submission of proposals to win contracts for projects requested by corporate and other entities and individuals (hereinafter referred to as the “Customer”).

NOW IT IS HEREBY AGREED AS FOLLOWS:

PROJECT ORDERS AND PROPOSAL ACTIVITIES

The decision of the parties to pursue a collaborative project opportunity will be made on a case-by-case basis.  When the parties decide to collaborate with respect to a project opportunity, the parties shall negotiate in good faith toward the execution of a Project Order similar to attached Schedule E, setting forth the allocation of work in the Project Order and including a description of the project, estimated price, and key terms and conditions of the specific project to be executed by the parties.  Either party may decide not to participate in a project opportunity proposed by the other party.  Upon the request of either party, however, the other shall promptly advise the requesting party whether or not it shall agree to any given proposed Project Order.  If the parties decide to execute a Project Order, each party shall be restricted from participating in any effort to pursue the project opportunity outside the arrangement between the parties set forth in the Project Order. Each party will exert its best efforts to produce a proposal or proposals that will result in the selection of both parties to provide services to the Customer for a project won pursuant to a Project Order.    Each party will continue to exert its best efforts towards this objective through any and all negotiations concerning a proposed contract or subcontracts that may follow the submission of such proposal or proposals.

The Project Order shall specify the Lead Party, who will have the responsibility for the preparation, evaluation, and submission of the proposal to the Customer.  The Lead Party will decide, in collaboration with the other party, the form and final content of all documents submitted to the Customer.  Each party shall supply the necessary management, engineering, technical, and other services as well as nonproprietary cost information, exhibits, designs, and plans required to prepare the proposal.  The Lead Party will make reasonable efforts to ensure that the other party’s comments are adequately reviewed, evaluated, and incorporated in the proposal as appropriate.  The other party will offer the Lead Party its advice and aid, and will prepare the substantive content of its area of the proposal.

The Lead Party will, in any proposal that the parties submit, and in all discussions with respect thereto, identify the other party as a team member.  The Lead Party will state in such proposal or discussions the relationship of the parties as set forth herein, and the role and responsibilities of the other party as set forth in the Project Order.  Both parties will mutually agree to required Project Order changes in writing. If requested by the Lead Party, the other party will provide management and technical personnel to assist the Lead Party in any discussions and negotiations with the Customer directed toward obtaining the award of a contract.

This information is confidential and proprietary.  Unauthorized use or duplication
Is strictly prohibited.  © 2010 CWS marketing & finace group, Inc.  All Rights Reserved.

The Project Order will set forth the protocol for contacting the Customer concerning the subject of a Project Order.  Any communications initiated by the Customer directly with the other party concerning any matter involving a Project Order shall not be deemed to be a breach of this Agreement.  The other party will, however, inform the Lead Party of such inquiries.

Each party will bear all costs, risks, and liabilities incurred by it arising out of its obligations and efforts under this Agreement during the pre-proposal and proposal periods, which are defined as the periods up to the award of a prime contract.  The Project Order shall set forth responsibility for development of the proposal for a particular opportunity, including responsibility for graphic arts, printing, binding, and delivery costs of the proposal. Neither party shall have any right to any reimbursement, payment, or other compensation of any kind from the other for any work performed during the period prior to the award of a prime contract unless otherwise set forth in a Project Order.

1.  AWARD OF CONTRACT

If a party is selected by the Customer as the prime contractor for a project set forth in a proposal pursuant to a Project Order, that party (the Prime) shall enter into negotiations with the other party (the Sub), and award to the Sub, a subcontract on a exclusive basis or other mutually agreeable basis, for the services generally set forth in the Project Order, subject to the requirements of the Prime's contract and the mutual agreement of the parties.  The Prime and Sub will negotiate in good faith such that an agreement may be reached between the parties within a reasonable period of time.  Any such subcontract(s), including any change(s) or supplement(s) thereto shall be subject to the mutual agreement of the parties hereto on price and other terms and conditions, applicable laws and regulations, appropriate and applicable terms of the prime contract, and prior approval by the Customer, if required.  The Prime shall exert all reasonable efforts to obtain such required Customer approval(s).

2.  TERMS AND TERMINATION

The term of this Agreement shall be in effect for three years from the Effective Date of this Agreement unless such term is reduced or extended by mutual agreement. Either party may terminate this Agreement for cause if the other party commits a material breach of any of the provisions contained herein, and such breach is not cured within 30 days of the non-breaching party providing written notice to the breaching party.  In the event of termination, the parties shall complete all obligations under Project Orders in effect at the time of termination, if requested, and return to the other party all Confidential Information in every existing form, including written and electronic form.

Except as expressly provided herein, all rights and obligations of the parties pursuant to a Project Order under this Agreement shall remain in effect until the first of the following shall occur:

a.  A decision by either party that it does not wish to participate in the procurement or in any response to a solicitation, in any manner, provided that such decision is communicated in writing to the other party at least 30 days prior to the due date of the initial proposal, offer or quote.  In the event of the termination by a party, that party shall be prohibited from responding to the solicitation or participating in the procurement of a contract for the opportunity set forth in that Project Order, in any manner, either independently or in conjunction with another party.

b.  Written notification from the Customer that the project opportunity or RFP has been canceled, or that award of a contract for the subject Program will be made to a contractor(s) other than the Prime for all or substantially all of the work contemplated by the Proposal;

c.  Award of a prime contract to the Prime and the execution of a subcontract with the Sub as contemplated by the Project Order;

This information is confidential and proprietary.  Unauthorized use or duplication
Is strictly prohibited.  © 2010 CWS marketing & finace group, Inc.  All Rights Reserved.

d.  Written notice from the Customer denying approval of the Sub as a subcontractor to the Prime in the role and function set forth in the proposal, provided, however, that if the Customer requests a change in the role or function of the Prime or Sub, the Project Order shall not be deemed terminated unless the Prime and the Sub fail to reach agreement to effect the appropriate changes within the time period allotted by the Customer;

e.   Written notice from the Customer denying approval of the Subcontract as negotiated between the Prime and the Sub, if the terms of the proposed subcontract between the Prime and the Sub cannot reasonably be altered or changed to effect approval thereof by the Customer;

f.    The inability of the Prime and the Sub, after negotiating in good faith, to reach an agreement within a reasonable period of time after award of the prime contract, on the terms and conditions of a subcontract including price offered by the Prime, in accordance with terms of the Project Order.  If agreement cannot be reached on the terms of a subcontract within 60 days of initiation of negotiations, it will be deemed that the parties were unable to reach agreement and the Prime may procure another party for the tasks and items described in Schedule E;

g.   The expiration of one (1) year from the effective date of the Project Order, provided, however, that if a proposal has been submitted pursuant to a Project Order and is under consideration by the Customer upon the expiration of such period, the Project Order shall continue in force until terminated pursuant to one of the foregoing conditions.

3.   PUBLICITY AND NEWS RELEASES

Any news releases, public announcements, advertisements, or publicity released by either party concerning the program, this Agreement, any proposals, or resulting contracts or subcontracts to be carried out hereunder, will be subject to the prior approval of the other party prior to release, which approval shall not be unreasonably withheld.  Any such publicity shall give due credit to the contributions of each party.  This Agreement and the terms thereof may be made known to the Customer without prior approval.

4.  PROPRIETARY INFORMATION

During the term of this Agreement, the parties hereto may exchange such proprietary information as is reasonably required for the performance of the obligations set forth herein.  This information includes, but is not limited to: performance, sales, financial, contractual, and technical data.  All such proprietary information shall be exchanged only between individuals designated in writing for this purpose by each party.  Such information must be in writing and clearly marked on each page with a protective legend.  A recipient of information hereunder will have no obligation to protect any information, which is not so labeled, or any information received orally unless a written summary of such oral communication, specifically identifying the items of Proprietary Information, is furnished to the recipient within fifteen (15) days of disclosure.

No written information will be labeled as Proprietary Information which is not in good faith believed by the originating party to contain Proprietary Information.  No information, other than proprietary information so identified shall be restricted by either party as to the other party's use thereof.

The receiving party, during the term of this Agreement and for three (3) years thereafter, shall hold such proprietary information in confidence, and shall use such information only for the purposes of this Agreement.  The receiving party shall not disclose such information to any person or persons outside their respective organizations or to any unauthorized person or persons within said organization without prior written approval of the other party.  Information necessary to complete the Prime's proposal under this Agreement may be disclosed to the Government if such information is protected in accordance with FAR 52.215-12, including use of the appropriate restrictive legend.

This information is confidential and proprietary.  Unauthorized use or duplication
Is strictly prohibited.  © 2010 CWS marketing & finace group, Inc.  All Rights Reserved.

Proprietary Information shall remain the property of the original owner. No license to the other party, under any trademark, patent, or copyright, or applications that are now or may thereafter by owned by such party, is either granted or implied by the conveying of information to that party.  None of the information that may be submitted or exchanged by the parties shall constitute any representation, warranty, assurance, guarantee, or inducement by either party to the other with respect to the infringement of trademarks, patents, copyrights, or any right of privacy, or other rights of third persons.

These restrictions on the use or disclosure of information marked as proprietary shall not apply to information that:

a.  Was known to the receiving party without restriction at the time of disclosure;

b.  Was subsequently developed by the recipient, independently of the information transmitted by the disclosing party;

c.  Becomes known to the receiving party from a source other than the disclosing party without breach of this Agreement;

d.  Has been published or is otherwise in the public domain without breach of this Agreement;

e.  Is released with the prior written approval of the disclosing party;

f.  Is designated in writing by the disclosing party to no longer be proprietary; or

g.  Is disclosed as required by judicial action, provided the Party claiming the proprietary interest is promptly notified and afforded an opportunity to seek a protective order.

If any portion of any such technical information falls within any one of these exceptions, the remainder shall continue to be subject to the foregoing prohibitions and restrictions.  In addition, the obligations of the parties with respect to the protection of proprietary and confidential information shall survive the termination of this Agreement.

5.  INDEMNITY

The employees of Teaming Partner and CWSMF shall obey all pertinent rules and regulations of the other party while on the premises of the other party, including those relating to the safeguarding of classified information.  The parties shall indemnify and save harmless one another, from and against all claims for bodily injuries, including death, or damage to property caused by a negligent act or omission of the parties or their employees in connection with this Agreement.

6.  LIMITATION OF LIABILITY

Neither party shall be liable to the other for any indirect, incidental, special, or consequential damages, however caused, whether as a consequence of the negligence of the one party or otherwise.

7.  SCOPE OF AGREEMENT

This Agreement shall relate only to Project Orders agreed to by both parties, and nothing herein shall be deemed to:

a.  Confer any right or impose any obligation or restriction on either party with respect to any other program effort or marketing activity at any time undertaken by either party hereto, jointly or separately; or

This information is confidential and proprietary.  Unauthorized use or duplication
Is strictly prohibited.  © 2010 CWS marketing & finace group, Inc.  All Rights Reserved.

b.  Preclude either party hereto from soliciting or accepting any prime contract or subcontract from any third party under any other program; or

c.  Limit the rights of either party to promote, market, sell, lease, license, or otherwise dispose of its products or services.

8.   EXCLUSIVITY OF AGREEMENT

Each party will participate exclusively with the other as to the work identified in an executed Project Order.  Consequently, the parties agree that they will not actively participate in other team efforts that are competitive to a Project Order or compete independently for work specified in a Project Order for the duration of that Project Order.  The term "active participation," as used herein, includes the interchange of technical data with competitors.

9.   NOTICES

Each party shall designate in writing one or more individuals, within its organization, as its representative(s) responsible to direct performance of such party's necessary functions.  Such representatives shall be responsible for the accomplishment of the requirements and responsibilities of the parties under this Agreement.

All notices, certificates, acknowledgments, and other reports hereunder shall be in writing and shall be deemed properly delivered when personally delivered or mailed by certified or registered United States mail to the other party at its address as follows, or to such other address as either party may, by written notice, designate to the other.

Teaming Partner	CWS Marketing & Finance Group, Inc

3525 Del Mar Heights Rd. #316
San Diego, CA 92130 Attention: Mr. Craig Samuels

10.  RELATIONSHIP BETWEEN THE PARTIES

This Agreement is not intended by the parties to constitute or create a joint venture, pooling arrangement, partnership, or formal business organization of any kind other than a contractor team arrangement and the rights and obligations of the parties shall be limited to those expressly set forth herein.  Neither party shall have the authority to bind the other.  Nothing herein shall be construed as providing for the sharing of profits or losses arising out of the efforts of either or both of the parties, except as may be provided for in any subcontract agreed to between the parties.

11.  PATENTS AND INVENTIONS

If any invention is made exclusively by the employee(s) of one party in connection with the effort under this Agreement, title to said invention and to any patent(s) issuing there from shall belong exclusively to said party.  Inventions conceived jointly by the parties hereto in the course of the work called for by this Agreement shall be owned jointly by the Prime and the Sub, subject to any further agreement of the parties.  This understanding is subject to the limitations and requirements of any applicable United States government acquisition regulations or the terms and conditions of the prime contract.  Any ownership rights or licenses provided for hereunder shall survive the termination of this agreement.  Except as provided herein, neither party shall be considered to have granted to the other any right or license(s) in any patent(s), invention(s), technical data or trade secret(s) of the disclosing Party.

This information is confidential and proprietary.  Unauthorized use or duplication
Is strictly prohibited.  © 2010 CWS marketing & finace group, Inc.  All Rights Reserved.

12.  ASSIGNMENT

Neither this Agreement nor any interest herein may be assigned or otherwise transferred by either party in whole or in part without the express prior written consent of the other party.  Either party hereto shall have the right to assign this Agreement, without prior approval, to any successor to such party by way of merger or consolidation or the acquisition of substantially all of the business and assets of such party relating to the subject matter of this Agreement, provided that such assignee shall remain liable and responsible to the other party hereto for the performance and observation of all such obligations herein and provided such assignment does not create an organizational conflict of interest with respect to the Program.

13.  VALIDITY OF PROVISIONS

If any part, term, or provision of this Agreement shall be held void, illegal, unenforceable, or in conflict with any law of a Federal, State, or local Government having jurisdiction over this Agreement, the validity of the remaining portions of provisions shall not be affected thereby.

14.  NON-SOLICITATION OF EMPLOYEES

During the period that this Agreement is in effect, each party agrees not to solicit for employment, hire, or otherwise proselytize any technical or professional employees of the other party assigned to work or are currently working on the Proposal or resultant contract without the prior written approval of the other party.  The parties further agree to include a provision similar to the above in any resultant contract.

15.  ENTIRETY OF AGREEMENT

This Agreement constitutes the entire agreement, representation, and understanding of the parties hereto and supersedes any and all previous understandings, commitments, or agreements, oral or written, related to the preparation of the Proposal and award of a contract under the Program set forth herein.

This Agreement shall not be amended or modified, nor shall any waiver or any right hereunder be effective unless set forth in a document executed by duly authorized representatives of both the Prime and the Sub.  The waiver of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition or any subsequent breach of the same.

The section and paragraph headings contained herein are for convenience only, and shall not limit in any way the scope of any provision of this Agreement.

16.  INTERPRETATION

The validity, construction, scope and performance of this Agreement shall be enforced and interpreted under the laws of the State of Connectict, except its choice of law rules.

[SIGNATURE PAGE TO FOLLOW – REST OF PAGE INTENTIONALLY LEFT BLANK]

This information is confidential and proprietary.  Unauthorized use or duplication
Is strictly prohibited.  © 2010 CWS marketing & finace group, Inc.  All Rights Reserved.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first indicated above.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written below.

CWS Marketing & Finance Group Inc	Southridge Investment Group LLC

Name: Craig Samuels	Name Printed: Mike Byl

Authorized Signature	Authorized Signature

CEO	President
Title	Title

Date	Date

For Office Use Only
Name of Referrer, If Applicable
Email Address of Referrer

This information is confidential and proprietary.  Unauthorized use or duplication
Is strictly prohibited.  © 2010 CWS marketing & finace group, Inc.  All Rights Reserved.

Schedule “A”

Compensation/Payment Schedule:

Accounts billed/collected/managed by CWSMF:
100% of the collected agreed upon (in advance) services/product costs (“Job Costs”), as defined below, to be provided by TAP. Payments will be made by the 15th of the month following the collection of the Job Costs.

Job Costs shall mean the amount agreed to in advance by the TAP and CWSMF for a project related to a customer of CWSMF.     The standard Project Order for such project is provided under Schedule E hereto.

It is expressly understood that under these engagements the TAP is to never discuss fees related to the services provided to customers of CWSMF.  Such will be consider a Breach of this Contract and result in immediate termination and losses suffered by CWSMF.

Accounts billed/collected/Managed by TAP:
A specifically agreed upon written share of the collected amount of a 15% override on the gross fees (“Gross Fees”), as defined below, collected by TAP from the Tagged Party. Payments will be made by the 15th of the month following the collection of the Gross Fees.   The Tap is required to submit all executed documents signed with the referred Account to CWSMF within 15 days following execution.

Gross Fees shall mean all fees collected from a Tagged Party for a period of three years following the first collection of Gross Fees by a TAP.

Tagged Party acknowledgement will be tracked through the use of Form provided under Schedule C.

Referral Bonus to TAP:
3% of the gross fees collected by CWSMF for services provided to or products sold to customers referred into to CWSMF by TAP of which the TAP party is NOT used as a provider.   These bonus payments will be made by the 15th of the month following the end of each calendar quarter.  The Bonus payments will continue for one year following the first collection of gross fees from a referred customers

Tagged Party acknowledgement will be tracked through the use of Form provided under Schedule D.

Branding / Co-Branding / Co-Marketing

All proposals to brand, co-brand, or engage in co-marketing efforts need to be approved by CWSMF.

This information is confidential and proprietary.  Unauthorized use or duplication
Is strictly prohibited.  © 2010 CWS marketing & finace group, Inc.  All Rights Reserved.

Schedule “C”

Customer Tagged Party REFFERED TO AND BILLED BY TAP:

TAGGED PARTY ACKNOWLEDGEMENT FORM

Dated Submitted: _____________

Submitted by Teaming Partner (“Referring Party”)

As detailed in the Agreement dated _______________, the undersigned company acknowledges the introduction of the below noted Tagged Party, as defined in the Agreement, by Referring Party.    The undersigned agrees to be bound by all the terms and conditions of the above referenced Agreement.

Tagged Party - Contact Introduction

Company:__________________________________________

If Applicable, Business Unit: __________________________

Offices at:  ________________________________________

Contact:  _________________________________________

Phone:   __________________________________________

Acknowledgement of Receipt:

_________________[Company/Provider Name] acknowledges the receipt of this Tagged Party introduction

By:___________________________

Name:  ________________________

Date Acknowledged & Accepted: _____________

This information is confidential and proprietary.  Unauthorized use or duplication
Is strictly prohibited.  © 2010 CWS marketing & finace group, Inc.  All Rights Reserved..

Schedule “D”

Customer Tagged Party REFFERED IN FROM TAP:

TAGGED PARTY ACKNOWLEDGEMENT FORM

Dated Submitted: _____________

Submitted by: ______________________ (“Referring Party”)

As detailed in the Agreement dated _______________, the undersigned company acknowledges the introduction of the below noted Tagged Party, as defined in the Agreement, by Referring Party.    The undersigned agrees to be bound by all the terms and conditions of the above referenced Agreement.

Tagged Party - Contact Introduction

Company:__________________________________________

If Applicable, Business Unit: __________________________

Offices at:  ________________________________________

Contact:  _________________________________________

Phone:   __________________________________________

Acknowledgement of Receipt:

CWS Marketing & Finance Group, Inc acknowledges the receipt of this Tagged Party introduction.

By:___________________________

Name:  ________________________

Date Acknowledged & Accepted: _____________

This information is confidential and proprietary.  Unauthorized use or duplication
Is strictly prohibited.  © 2010 CWS marketing & finace group, Inc.  All Rights Reserved.

Schedule “E”

Project Order Form:

PROJECT ORDER (PO)
For Outsourced Services

Project Name:	Bri Project Description:

________________________ (“End Customer”): _____________________ (“Teaming Partner”) and CWS Marketing & Finance Grouup Inc (“CWSMF”)

Dated: _____________________

This Project Order (“PO”) covers the above identified Provider’s engagement to provide outsourced services to the End Customer of the Project Manager pursuant to the terms and conditions of the Agreement dated ______(“Agreement”) between the End Customer and Project Manager.   All defined terms used in this PO and not otherwise defined will have the same meaning as in the Agreement.

1.0	PERIOD OF PERFORMANCE: The period of performance for this PO shall commence on ______ through ______ unless terminated earlier pursuant to the Agreement.

2.0
REQUIRED DELIVERABLES, SERVICES & APPLICABLE FEES:

Supplier agrees to provide the Deliverable or Service as set forth below.    Upon payment by the End Customer for services provided, the corresponding Fee as set forth in this section 2.0 and any approved costs as further set forth in section 3.0 below with be paid within 15 days of receipt of payment from the End Customer.

Prog Ref	Summary Description of Deliverable or Service	Detailed Description of Deliverable or Service	Due Date (if applicable)	Corresponding Fee	Whose Doing the Billing/Account Management

	TOTAL:			$0	$0

*Add additional rows as necessary

This information is confidential and proprietary.  Unauthorized use or duplication
Is strictly prohibited.  © 2010 CWS marketing & finace group, Inc.  All Rights Reserved.

3.0	ADDITIONAL EXPENSES:

3.1
 General Rule

As a general rule, the parties expect and agree that all expenses and costs of the Supplier are accounted for, and included within, the Fee described above.  In the event that Supplier discovers that it must incur unanticipated expenses in the course of performing under this Project Order, the Project Manager shall have no obligation to reimburse or otherwise pay Supplier for such expenses unless: (1) Project Manager approves the expense in writing before the expense is incurred, and (2) the expense complies with any applicable requirements of the Agreement or this Project Order, including those stated below.

3.2
 Additional Requirements

All approved travel and living expenses must comply with the following additional requirements.  HP reserves the exclusive right to refuse payment of any expense that fails to comply with such requirements.

a)
All air travel will be at coach rate and booked as far ahead of the departure date as possible to ensure the lowest possible fare.  Direct, non-stop flights shall only be booked if it results in an overall lower cost to Project Manager or is pre-approved by the Project Manager.

b)
Daily lodging and meals expenses per day may not exceed $200.  Alcoholic beverages are excluded as allowable expense items.  Receipts for all items shall be retained as an auditable item to be provided to the Project Manager upon request.

c)
Ground transportation shall be restricted to rental cars of intermediate class or lower.   Specific exceptions due to size of party will be handled on a case-by-case basis, to be coordinated with the Project Manager.  Bridge toll charges are an allowable expense.  Limousine and/or driver services at point of destination are excluded as allowable ground transportation expense items unless if it results in an overall lower cost to the Project Manager or is pre-approved by the Project Manager.

d)	No mark up to the actual expense incurred shall be allowed in any case.

e)
Any deviation from the limitations stated above may be allowed on a case-by-case basis with prior written approval of the HP Project Manager.  The HP Project Manager shall have sole discretion in granting such approval.

4.0	SIGNATURES: IN WITNESS WHEREOF, the parties to the above-referenced Agreement have caused this PO to be executed by their authorized representatives.

SUPPLIER:
Authorized Signature	Printed Name:	Title	Date
CWS Marketing & Finance Group, Inc.
Authorized Signature	Printed Name:	Title	Date

This information is confidential and proprietary.  Unauthorized use or duplication
Is strictly prohibited.  © 2010 CWS marketing & finace group, Inc.  All Rights Reserved.